Exhibit 10.7

AVICENA GROUP, INC.

One Cambridge Center, Fifth Floor

Cambridge, MA 02142

Ms. Belinda Tsao Nivaggioli

C/o Avicena Group, Inc.

228 Hamilton Avenue, 3rd Floor

Palo Alto, CA 94301

Dear Belinda:

The purpose of this letter is to confirm the terms by which you shall continue to be employed by Avicena Group, Inc. (the “Company”). Key points are as follows.

Position: You will be employed as the Chief Executive Officer.

Base Salary: Your current annual base salary will be $250,000, earned and payable in substantially equal installments in accordance with the Company’s payroll policy from time to time in effect.

Restricted Stock: Effective February 9, 2005 you were granted 1,571,429 restricted shares of the Company’s common stock. The definitive terms of the grant are governed by the Restricted Stock Purchase Agreement executed between you and the Company.

Benefits: You will be entitled to participate in the benefit plans and programs generally available from time to time to employees of the Company, subject to the terms of such plans and programs.

Employment Relationship: The terms of this letter agreement do not modify your employment-at-will relationship. It is expressly understood, therefore, that the Company and you are free to terminate your employment relationship at any time. No employee of the Company, other than Nasser Menhall, has the authority to alter, orally or in writing, the terms of the at-will status of your employment relationship.

No Other Understandings: This letter sets forth our entire agreement and understanding and supersedes any and all other agreements, either oral or in writing (including, but not limited to, any agreement and/or understanding pertaining to equity ownership in the Company), between the Company, any of its shareholders, members, and/or principals and you, including, but not limited to, that certain Employment Agreement dated September 7, 1999 previously executed by you and the Company and that certain employment letter agreement dated February 25, 2005 previously executed between you and the Company. No change to this letter will be valid unless in writing and signed by the Company and you. The foregoing notwithstanding, you acknowledge and agree that, in consideration for the grant to you of the restricted shares of common stock described herein, you shall continue to be bound by the terms and conditions of that certain Confidentiality and Noncompetition Agreement previously executed between you and the Company, effective September 7, 1999.

Ms. Belinda Tsao Nivaggioli

March 3, 2005

Governing Law: This offer letter will be governed by and construed in accordance with the internal laws of the State of Delaware.

Please confirm your acceptance of the terms of this letter agreement by signing on the space provided below and returning this letter to the Company.

/s/ Nasser Menhall
Nasser Menhall

Accepted this 3rd day of March, 2005.

/s/ Belinda Tsao Nivaggioli
Belinda Tsao Nivaggioli